Petrol Oil and Gas Inc.

6265 S. Stevenson Way

Las Vegas, NV 89120

Phone 702 454 7318

FAX 702 434 7594

July 1, 2003

Term Sheet

This is an agreement between Enutroff and Petrol Oil and Gas Inc. (POGI) regarding the compensation that POGI will pay, or cause to be paid to Enutroff for introductions that result in completed transactions of the following nature:

  debt financing, notes, or loans,

  mergers or acquisitions,

  sale or purchase of real property or minerals rights

  working interest partners,

  the acquisition or sale of the company.

Debt Financing, Notes, Loans

For the introduction and completion of any loans, notes or debt financing of any kind which were initiated by Enutroff, then POGI shall pay Enutroff $10,000 plus a 12% fee based on the total value of the financing, loan, or note. For example: if Enutroff introduces an individual, company, or institution to arrange a loan, note or debt financing for one million dollars then POGI will pay Enutroff a $10,000 fee plus 12% of $1,000,000 or $120,000 for a total of $130,000.

Mergers or Acquisitions

For the introduction and completion of any merger or acquisition involving POGI which were initiated by Enutroff, then POGI shall pay Enutroff a 7.5% fee based on the total value of the merger or acquisition.

Sale or Purchase of Real Property or Mineral Rights

For Enutroff initiated transactions involving the sale of purchase of real property or minerals rights POGI will provide Enutroff up to a 1/32 Overriding Royalty Interest (ORRI) on those mineral rights involved in the transaction. The amount of the ORRI will be agreed upon in writing prior to closing the sale or purchase and the transfer of mineral rights by or to POGI.

Working Interest Partners

For Enutroff initiated transactions involving Working Interest Partners (WIP) POGI will provide Enutroff up to a 1/32 Overriding Royalty Interest (ORRI) on those mineral rights involved in the transaction with the WIP. The amount of the ORRI will be agreed upon in writing prior to closing the WIP agreement and the transfer of mineral rights by POGI.

In addition to the ORRI POGI will pay a fee of 10% of the ultimate value of the Working Interest transaction that will be agreed upon in writing by Enutroff and POGI prior to closing the WIP agreement.

Retainer

POGI will pay Enutroff a one time fee of $40,000 to retain the services of Enutroff for a period of one year, commencing on the signature date of this agreement.

Confidentiality

Enutroff and POGI agree to keep confidential any information pertaining to properties, mineral rights and leases, or persons that may have come to their attention through mutual contact involving any transactions completed or not completed.

Petrol Oil and Gas Inc.                                                                                     Enutroff LLC

/s/ Paul Branagan                                                                                            /s/ Peter Nguyen

Paul Branagan                                                                                                 Peter Nguyen

President